PROMISSORY NOTE

$60,000,000.00                                           April 28,
1995


For value received, the undersigned, Edward D. Jones & Co., L.P., a Missouri limited partnership ("Broker"), hereby promises to pay to the order of The Boatmen's National Bank of St. Louis, One Boatmen's Plaza, 800 Market Street, St. Louis, Missouri, 63101 ("Bank"), on demand, an if no demand be made, on May 31, 1996, the principal sum of Sixty Million and no/100 Dollars ($60,000,000.00), or, if less, the unpaid principal amount of all advanced made by Bank to Broker hereunder (which aggregate unpaid principal amount shall be the amount duly endorsed and set forth opposite the date last appearing on the sheet attached to this Note). Before maturity, whether by demand or otherwise, all advanced made hereunder shall bear interest at the per annum rate which shall be quoted by Bank to Broker on each Business Day and which shall be adjusted daily on each Business Day. For purposes of this Note, "Business Day" shall mean any day other than a Saturday, Sunday or legal holiday in the State of Missouri on which Bank is open for business. After maturity, whether by demand or otherwise, interest on the entire balance outstanding and unpaid from time-to-time shall accrue at a rate per annum equal to two percent (2%) in excess of the from time-to-time corporate base rate of interest of the Bank. Such interest rate shall change simultaneously with each change in said corporate base rate. All interest hereunder shall be computed on the basis of a year of 360 days for the actual number of days involved.

Interest on the principal balance outstanding from time-to-time shall be due and payable on the first day of each month commencing on May 1, 1995, at maturity, and after maturity, on demand.

Payments of both principal and interest shall be made at the office of Bank in St. Louis, Missouri, in lawful money of the United State of America.

This Promissory Note is subject to prepayment in whole or in part without penalty.

Broker hereby authorizes Bank to accept telephonic instructions from a representative of Broker to make an advance or to receive a repayment hereunder. Bank shall endorse each advance and each repayment on the sheet attached to this Note. Notations on said sheet shall be presumed to be accurate, correct, and evidence of the principal amount owing on this Note. The records of the Bank shall be presumed to be accurate, correct, and evidence of the interest owing on this Note, and, in the absence of endorsements on the sheet attached to this Note, of the principal amount owing on this Note. Failure to endorse any advance hereon shall not relieve the obligation of Broker to repay each advance on the terms under which it was made and subject to the terms and conditions of this Note, together with interest.

Notwithstanding the face amount of this Note or any term or provision hereof or any written or oral statement made by a representative of Bank to Broker, Bank is under no binding agreement to advance any funds to Broker whatsoever. Any advances made by Bank to Broker shall be at the sole discretion of Bank. In any event, the total amount of advances outstanding hereunder shall never exceed the sum of (i) 100% of the face amount of all certificates of deposit plus (ii) 90% of the current market value of all United State government bonds plus (iii) 80% of the current market value of all municipal bonds plus (iv) 70% of the current market value of corporate bonds (other than convertible debentures) plus (v) 50% of the current market value of all corporate stocks, all of which certificates of deposit, government bonds, municipal bonds, corporate bonds and corporate stocks shall then have been and continue to be pledge to Bank as security pursuant to and in accordance with that certain Broker Security Agreement referred to an described below and pursuant to the Securities Pledges referred to below and which shall be marketable and otherwise fully acceptable to Bank in its sole discretion for consideration in computation of the total maximum advances permitted under the foregoing advance ratio formula (the "Maximum Advance Total"). In the event the sum of the total outstanding advances shall at any time exceed the Maximum Advance Total, Broker shall immediately pay to Bank an amount necessary to reduce the principal amount outstanding to the extent it shall not exceed the Maximum Advance Total.

No delay or failure by Bank in exercising any right, power, privilege or remedy hereunder shall affect such right, power, privilege or remedy or be deemed to be a waiver of the same or any part thereof; nor shall any single or partial exercise thereof or any failure to exercise the same in any instance preclude any further or future exercise thereof, or exercise of any other right, power, privilege or remedy, an the rights and privileges provided for hereunder are cumulative and not exclusive.

This Note is secured by that certain Broker Security Agreement dated as of March 31, 1992, between Broker and Bank. Reference is made to such Broker Security Agreement for rights of Bank as to acceleration of this Note. This Note is also secured by all "Securities Pledges" now or hereafter provided by Broker to Bank pursuant to the Broker Security Agreement.

If this Note is not paid when due and is referred to any attorney for collection (whether or not litigation is commenced) or for representation of Bank in proceedings under the Bankruptcy Reform Act of 1978, as amended, or other insolvency proceedings, Broker promises to pay, and Bank shall be entitled to recover, the reasonable fees and expenses of such attorney, in additional to all expense of Bank incidental to or in any way relative to the enforcement of the obligations of Broker hereunder in addition to the full amount due hereon.

Broker and all endorsers, sureties, guarantors and all other persons liable or who may become liable hereon hereby severally waive demand, presentment, protest, notice of dishonor, nonpayment, or protest, and notice of any other kind, and hereby assent to each and any extension or postponement of the time of payment at or after maturity, or any other indulgence.





EDWARD D. JONES 7 CO., L.P., a Missouri Limited Partnership

By:     EDJ HOLDING COMPANY, INC.
        a Missouri Corporation
        Its General Partner


By:     Edward Soule
Name:   Edward Soule
Title:  Treasurer